Exhibit 10.2

EXECUTION COPY

EMPLOYEE MATTERS AGREEMENT

by and between

iGATE CORPORATION

and

MASTECH HOLDINGS, INC.

Dated as of September 30, 2008

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), is made as of this 30th day of September, 2008 by and between iGATE Corporation, a Pennsylvania corporation (“iGATE”), and Mastech Holdings, Inc., a Pennsylvania corporation (“Mastech”).

WHEREAS, in order to provide greater flexibility for the management, capital requirements and growth of Mastech Business while ensuring that iGATE can focus its time and resources on the development of the iGATE Business, the Board of Directors of iGATE has determined that it is appropriate, desirable and in the best interests of iGATE and its stockholders to separate iGATE into two separate companies: one comprising the Mastech Business, which shall be owned and conducted, directly or indirectly, by Mastech, all of the common stock of which is intended to be distributed to iGATE’s shareholders, and one comprising the iGATE Business, which shall continue to be owned and conducted, directly or indirectly, by iGATE;

WHEREAS, iGATE and Mastech have entered into the Separation and Distribution Agreement (the “Separation Agreement”), dated as of the date hereof, in order to carry out, effect and consummate the Separation;

WHEREAS, iGATE and Mastech have entered into a Transition Services Agreement, dated as of the date hereof (the “Services Agreement”) that will govern the provision of transition services and matters relating to transition of inter-company services and the relationship of iGATE, Mastech and their respective Affiliates following the Separation;

WHEREAS, the Separation Agreement contemplates that iGATE and Mastech enter into this Agreement to provide for the allocation of assets, liabilities, and responsibilities with respect to certain matters relating to employees (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and in the Separation Agreement, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. Unless the context otherwise requires, the following terms, and their singular or plural, used in this Agreement shall have the meanings set forth below:

1.1 “Benefits Transition Date” shall have the meaning set forth in Section 4.1 of this Agreement.

1.2 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.3 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

1.4 “Disposition Year” means the iGATE fiscal year during which the Distribution occurs.

1.5 “Effective Time” means 11:59 p.m., Pittsburgh, Pennsylvania time, on September 30, 2008.

1.6 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.7 “Health and Welfare Plans,” when immediately preceded by “iGATE,” means the health and welfare plans established and sponsored by iGATE or an iGATE Entity (other than Mastech or a Mastech Entity), and when immediately preceded by “Mastech,” means the health and welfare plans sponsored and maintained by Mastech or a Mastech Entity before or after the Effective Time which are Plans that provide group health, life, dental, accidental death and dismemberment, health care reimbursements, flexible spending accounts, dependent care assistance and/or disability benefits.

1.8 “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.9 “iGATE” shall have the meaning set forth in the Preamble.

1.10 “iGATE Employee” means any individual who, as of the Effective Time, is either actively employed by or then on a leave of absence from iGATE or an iGATE Entity (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves), but does not include any iGATE Transferee or any Mastech Employee. Notwithstanding the foregoing, Mastech Employees who are on long term disability benefits at the Effective Time (“Mastech LTD Employees”) shall be considered iGATE Employees unless and until either (a) their employment is terminated by iGATE or (b) they return to work or are able to return to work, at which time they shall become Mastech Employees.

1.11 “iGATE Employee Retirement Savings Plan” means the iGATE Employee Retirement Savings Plan.

1.12 “iGATE Equity-Based Plans” means the iGATE Corporation Second Amended and Restated Stock Incentive Plan and the 2006 iGATE Corporation Stock Incentive Plan, each as amended from time to time.

1.13 “iGATE Non-U.S. Plan” shall have the meaning set forth in Section 3.3 of this Agreement.

1.14 “iGATE Transferees” means individuals who, immediately prior to the Effective Time, performed services for Mastech or a Mastech Entity as employees of iGATE or an iGATE Entity (other than Mastech or a Mastech Entity) and who will become employees of Mastech or a Mastech Entity as of the Effective Time or other individuals who are transferring to Mastech or a Mastech Entity from iGATE or an iGATE Entity as of the Effective Time.

1.15 “Individual Agreement” means an individual contract or agreement (whether written or unwritten) entered into between iGATE, an iGATE Entity, Mastech, or a Mastech Entity and a iGATE Employee, iGATE Transferee or Mastech Employee that establishes the right of such individual to special compensation or benefits, including, but not limited to, any supplemental pension benefit, deferred compensation, severance, hiring bonus, loan, guaranteed payment or disability benefit.

1.16 “Mastech” shall have the meaning set forth in the Preamble.

1.17 “Mastech Employee” means any individual who, as of the Effective Time, is either actively employed by or then on a short-term leave of absence from Mastech or a Mastech Entity (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

1.18 “Mastech Equity-Based Plan” means the equity compensation plan adopted or to be adopted by Mastech.

1.19 “Mastech 401(k) Plan” means the tax-qualified 401(k) defined contribution savings plan to be established by Mastech or a Mastech Entity prior to the Effective Time.

1.20 “Mastech LTD Employees” shall have the meaning set forth in Section 1.13 of this Agreement.

1.21 “Mastech Non-U.S. Plan” shall have the meaning set forth in Section 3.3 of this Agreement.

1.22 “Mastech Transferees” means individuals who, immediately prior to the Effective Time, performed services for iGATE or an iGATE Entity as employees of Mastech or a Mastech Entity (other than iGATE or an iGATE Entity) and who will become employees of iGATE or an iGATE Entity as of the Effective Time or other individuals who are transferring to iGATE or an iGATE Entity from Mastech or a Mastech Entity as of the Effective Time.

1.23 “Option,” when immediately preceded by “iGATE,” means an option (either nonqualified or incentive) to purchase shares of iGATE Common Stock pursuant to an iGATE Equity-Based Plan and, when immediately preceded by “Mastech,” means an option to purchase shares of Mastech Common Stock.

1.24 “Participating Company” means (a) iGATE, (b) any Person (other than an individual) that iGATE has approved for participation in, and which is participating in, a Plan, and (c) any Person (other than an individual) which, by the terms of such a Plan, participates in such Plan.

1.25 “Pennsylvania Courts” shall have the meaning set forth in Section 7.7 of this Agreement.

1.26 “Plan,” when immediately preceded by “iGATE,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Health and Welfare Plan) for which the eligible classes of participants include employees or former employees of iGATE or an iGATE Entity (which may include employees of Mastech Entities prior to the Effective Time), and when immediately preceded by “Mastech,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Health and Welfare Plan) for which the eligible classes of participants are limited to employees or former employees (and their eligible dependants) of Mastech or a Mastech Entity, but no other iGATE Entity.

1.27 “Separation Agreement” shall have the meaning set forth in the Recitals.

1.28 “Services Agreement” shall have the meaning set forth in the Recitals.

ARTICLE II

GENERAL PRINCIPLES

2.1 Assumption and Retention of Liabilities. iGATE and Mastech intend that employment-related Liabilities associated with employees of the Mastech Business are to be assumed by Mastech or a Mastech Entity and that employment-related Liabilities associated with former employees of the Mastech Business (whether such individuals were employed by a Mastech Entity or otherwise) are also to be assumed by Mastech, except as specifically set forth herein. As of the Effective Time, Mastech or another Mastech Entity shall assume and agree to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Mastech Plans, (ii) all employment or service-related Liabilities with respect to (A) all Mastech Employees (and their dependents and beneficiaries), (B) all former employees of Mastech or a Mastech Entity (and their dependents and beneficiaries) and (C) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker or in any other employment or similar relationship primarily connected to Mastech or a Mastech Entity, (iii) all employment or service-related Liabilities with respect to all iGATE Transferees, and (iv) any Liabilities expressly transferred to Mastech or a Mastech Entity under this Agreement. Notwithstanding the foregoing, Liabilities described in parts (B) and (C) of clause (ii) of the preceding sentence shall not be assumed by Mastech to the extent that any individual described in such clause is actively employed by an iGATE Entity as of the Effective Time and is not an iGATE Transferee.

2.2 Mastech Participation in the iGATE Plans. All of the iGATE Plans are set forth in Schedule 2.2 hereof. Except as set forth in Section 4.1 of this Agreement, effective as of the Effective Time, Mastech and each Mastech Entity shall cease to be Participating Companies in any iGATE Plan, and iGATE and Mastech shall take all necessary action before the Effective Time to effectuate such cessation as a Participating Company.

2.3 Sponsorship of the Mastech Plans. Effective no later than immediately prior to the Effective Time, iGATE and Mastech shall take such actions (if any) as are required to cause Mastech or a Mastech Entity to assume, sponsorship of, and all liabilities with respect to, each Mastech Plan.

2.4 Terms of Participation by Mastech Employees in Mastech Plans. iGATE and Mastech shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent Mastech Employees and former employees from receiving duplicative benefits from the iGATE Plans and the Mastech Plans. With respect to Mastech Employees and iGATE Transferees, each Mastech Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service prior to the Effective Time with iGATE or an iGATE Entity shall be treated as service with Mastech or the applicable Mastech Entity. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any Mastech Plan. Each Mastech Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to Mastech Employees and iGATE Transferees.

2.5 Employment of iGATE Transferees. Except for purposes of the Options and restricted stock units described in Section 5.2 and subject to the last sentence of Section 3.1(b), as of the Effective Time, all iGATE Transferees shall terminate their employment with iGATE or an iGATE Entity and shall commence to be employees of Mastech or a Mastech Entity (as determined by Mastech); provided, however, that such termination shall not be treated as a separation of service for purposes of any plan or agreement (or any benefit thereunder) which is subject to the provisions of Section 409A of the Code.

2.6 Reimbursements. From time to time after the Effective Date, Mastech shall promptly reimburse iGATE, upon iGATE’s reasonable request and the presentation by iGATE of such substantiating documentation as Mastech shall reasonably request, for the cost of any obligations or Liabilities satisfied by any iGATE Entities that are, or that have been made pursuant to this Agreement, the responsibility of the Mastech Entities. From time to time after the Effective Date, iGATE shall promptly reimburse Mastech, upon Mastech’s reasonable request and the presentation by Mastech of such substantiating documentation as iGATE shall reasonably request, for the cost of any obligations or Liabilities satisfied by any Mastech Entities that are, or that have been made pursuant to this Agreement, the responsibility of the iGATE Entities.

ARTICLE III

DEFINED CONTRIBUTION

AND DEFERRED COMPENSATION PLANS

3.1 401(k) Plan.

(a) Establishment of Plan and Trust. iGATE and Mastech shall adopt or cause to be adopted the Mastech 401(k) Plan and any trust agreements or other plan documents reasonably necessary and shall cause trustees to be appointed for such plan. Such actions shall be completed prior to the Effective Time.

(b) Assumption of Liabilities and Transfer of Assets. In accordance with applicable law, iGATE and Mastech shall cause, in the manner described herein, the accounts under the iGATE Employee Retirement Savings Plan of each Mastech Employee and each iGATE Transferee to be transferred to the Mastech 401(k) Plan as soon as practicable after the Effective Time. As soon as practicable after the Effective Time: (i) iGATE shall cause the accounts (including any outstanding loan balances) of each Mastech Employee and iGATE Transferee in the iGATE Employee Retirement Savings Plan to be transferred to the Mastech 401(k) Plan and its related trust; (ii) Mastech (or any successor Mastech Entity) and the Mastech 401(k) Plan shall assume and be solely responsible for all liabilities under the Mastech 401(k) Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) Mastech shall cause such transferred accounts to be accepted by the Mastech 401(k) Plan and its related trust and shall cause the Mastech 401(k) Plan to satisfy all protected benefit requirements under the Code and applicable law with respect to the transferred accounts. In determining whether a Mastech Employee is vested in his or her account under the Mastech 401(k) Plan, the Mastech 401(k) Plan shall credit each Mastech Employee and iGATE Transferee with all the individual’s service credited under the iGATE Employee Retirement Savings Plan. Participants in the iGATE Employee Retirement Savings Plan will not be treated as having experienced a termination of service for purposes of such plans as a result of the Distribution or the occurrence of the Effective Time.

3.2 Other United States Retirement and Deferred Compensation Plans.

(a) Following the Effective Time, iGATE shall retain sponsorship of and all Liabilities with respect to each iGATE Plan covering United States taxpayers which is a non-qualified pension, savings or deferred compensation plan. A list of such plans is set forth on Schedule 3.2(a). With respect to those Mastech Employees who are participants in an iGATE non-qualified pension, savings or deferred compensation plan, iGATE shall recognize such employee’s service with Mastech for purposes of vesting and eligibility for benefits under such plans. For purposes of determining when a distribution is required from the iGATE Plans described in this Section 3.2(a), Mastech Employees who were participants in such plans will be treated as not having experienced a separation from service until such employees have separated from service from all Mastech Entities.

(b) iGATE shall provide Mastech with a list of the Mastech Employees and iGATE Transferees who are participants in the plans described in this Section 3.2, and Mastech shall, from and after the Effective Time, provide iGATE with notice of the separations from service of any such individual.

3.3 Non-U.S. Retirement Plans. The parties have set forth on Schedule 3.3(a) a listing of those non-U.S. iGATE retirement or pension plans in which Non-U.S. Mastech Employees are known to participate and which is a defined benefit or defined contribution retirement or pension plan (an “iGATE Non-U.S. Plan”) and have set forth on Schedule 3.3(b) a listing of those non-U.S. Mastech retirement or pension plans in which Non-U.S. iGATE Employees are known to participate and which is a defined benefit or defined contribution retirement or pension plan (a “Mastech Non-U.S. Plan”).

(a) With respect to any iGATE Non-U.S. Plan covering non-U.S. Mastech Employees, Mastech shall cause each such Mastech Employee to become covered by a corresponding Mastech Plan which is a defined benefit or defined contribution retirement or pension plan, effective as of the Effective Time or as soon as practicable thereafter and shall, to the extent such coverage does not commence until following the Effective Time, indemnify iGATE for any continued participation by such employee in the corresponding iGATE Plan. iGATE will reasonably cooperate with Mastech in complying with the immediately preceding sentence. In accordance with applicable law, iGATE and Mastech shall cause, in the manner described herein, the accounts under any iGATE Non-U.S. Plan of each Mastech Employee and former Mastech Employee and each iGATE Transferee to be transferred to a Mastech Plan as soon as practicable after the Effective Time. As soon as practicable after the Effective Time: (i) iGATE shall cause the accounts (including any outstanding loan balances) of each Mastech Employee, former Mastech employee and iGATE Transferee in an iGATE Non-U.S. Plan to be transferred to a Mastech Plan; (ii) Mastech (or any successor Mastech Entity) and the Mastech Plan shall assume and be solely responsible for all liabilities under the transferred iGATE Non-U.S. Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) Mastech shall cause such transferred accounts to be accepted by the Mastech Plan. In determining whether a Mastech Employee is vested in his or her account under the Mastech Plan, the Mastech Plan shall credit each Mastech Employee and iGATE Transferee with all the individual’s service credited under the iGATE Non-U.S. Plan. Participants in the iGATE Non-U.S. Plan will not be treated as having experienced a termination of service for purposes of such plans as a result of the Distribution or the occurrence of the Effective Time.

(b) With respect to any Mastech Non-U.S. Plan covering non-U.S. iGATE Employees, iGATE shall cause each such iGATE Employee to become covered by a corresponding iGATE Plan which is a defined benefit or defined contribution retirement or pension plan, effective as of the Effective Time or as soon as practicable thereafter and shall, to the extent such coverage does not commence until following the Effective Time, indemnify Mastech for any continued participation by such employee in the corresponding Mastech Plan. Mastech will reasonably cooperate with iGATE in complying with the immediately preceding sentence. In accordance with applicable law, iGATE and Mastech shall cause, in the manner described herein, the accounts under any Mastech Non-U.S. Plan of each iGATE Employee and former iGATE Employee and each Mastech Transferee to be transferred to an iGATE Plan as soon as practicable after the Effective Time. As soon as practicable after the Effective Time: (i) Mastech shall cause the accounts (including any outstanding loan balances) of each iGATE Employee, former iGATE employee and Mastech Transferee in a Mastech Non-U.S. Plan to be transferred to an iGATE Plan; (ii) iGATE (or any successor iGATE Entity) and the iGATE Plan shall assume and be solely responsible for all liabilities under the transferred Mastech Non-U.S. Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) iGATE shall cause such transferred accounts to be accepted by the iGATE Plan. In determining whether an iGATE Employee is vested in his or her account under the iGATE Plan, the iGATE Plan shall credit each iGATE Employee and Mastech Transferee with all the individual’s service credited under the Mastech Non-U.S. Plan. Participants in the Mastech Non-U.S. Plan will not be treated as having experienced a termination of service for purposes of such plans as a result of the Distribution or the occurrence of the Effective Time.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Transitional Services under Health and Welfare Plans; Cessation of Participation in iGATE Plans. For the period commencing upon the Effective Time through December 31, 2008 (or such earlier date as the parties may mutually agree), iGATE shall permit Mastech Employees, iGATE Transferees, new employees of Mastech who begin their employment with Mastech after the Effective Time or existing employees of Mastech who are not covered by an iGATE Health and Welfare Plans plan at the Effective Time but who have a “change in family status” event occur after the Effective Time to continue to participate or to participate in the United States iGATE Health and Welfare Plans in which Mastech Employees generally participated immediately prior to the Effective Time. The terms and conditions of such continued participation shall be governed by the Services Agreement and the terms of the applicable iGATE Plans. For the avoidance of doubt, Mastech Employees and iGATE Transferees who do not participate in an iGATE Plan which is a Health and Welfare Plan in the United States will cease to be active participants in all iGATE Plans (including those which are Health and Welfare Plans) as of the Effective Time, except as set forth below. The date upon which a Mastech Employee or iGATE Transferee ceases to participate in the United States iGATE Health and Welfare Plans is hereinafter referred to as the “Benefits Transition Date.” With respect to any iGATE Plan outside the United States covering Mastech Employees and which is a Health and Welfare Plan, Mastech shall cause each such Mastech Employee to become covered by a corresponding Mastech Plan which is a Health and Welfare Plan, effective as of January 1, 2009 and shall, to the extent such coverage does not commence until following January 1, 2009, indemnify iGATE for any continued participation by such employee in the corresponding iGATE Plan. iGATE will reasonably cooperate with Mastech in complying with the immediately preceding sentence. With respect to any Mastech Plan, which is a Health and Welfare Plan covering iGATE Employees, iGATE shall cause each such iGATE Employee to become covered by a corresponding iGATE Plan which is a Health and Welfare Plan, effective as of January 1, 2009 and shall, to the extent such coverage does not commence until following January 1, 2009, indemnify Mastech for any continued participation by such employee in the corresponding Mastech Plan. Mastech will reasonably cooperate with iGATE in complying with the immediately preceding sentence. The parties have set forth on Schedule 4.1(a) a listing of those non-U.S. iGATE Health and Welfare Plans in which Mastech Employees are known to participate and have set forth on Schedule 4.1(b) a listing of those non-U.S. Mastech Health and Welfare Plans where iGATE Employees are known to participate.

4.2 Allocation of Health and Welfare Plan Liabilities.

(a) Without limiting the obligations of Mastech under the Services Agreement, all Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of Mastech Employees, iGATE Transferees, or their covered dependents (other than Liabilities relating to health and welfare coverage or claims incurred under the Mastech Health and Welfare Plans, if such Mastech Employees or iGATE Transferees participate in the Mastech Health and Welfare Plans on or before the Benefits Transition Date) under the iGATE Health and Welfare Plans on or before the Benefits Transition Date shall remain Liabilities of iGATE, and all Liabilities relating to health and welfare coverage or claims incurred by or on behalf of Mastech Employees, iGATE Transferees, or their covered dependents after the Benefits Transition Date shall be Liabilities of Mastech under the corresponding Mastech Health and Welfare Plans. A claim or Liability (i) for medical and dental benefits shall be deemed to be incurred upon the rendering of health services giving rise to the obligation to pay such benefits; (ii) for life insurance and accidental death and dismemberment insurance benefits shall be deemed to be incurred upon the occurrence of the event giving rise to the entitlement to such benefits; and (iii) for disability benefits shall be deemed to be incurred on the date an individual is deemed to be disabled, as defined under the applicable plan.

(b) Without limiting the obligations of Mastech under the Services Agreement, iGATE shall be responsible for all Liabilities under the applicable iGATE Health and Welfare Plans that relate to, arise out of, or result from any hospitalization of a Mastech Employee, former employee, iGATE Transferee or his or her covered dependent which begins on or before the Benefits Transition Date under a iGATE Health and Welfare Plan and up to the Benefits Transition Date or, in the case of COBRA participants, such responsibility for coverage will continue until such coverage is discontinued in accordance with federal law.

4.3 Health and Welfare Plan Transitional Coverage Rules. Mastech shall cause Mastech Employees, iGATE Transferees and their covered dependents who participate in iGATE Health and Welfare Plans immediately before the Benefits Transition Date to be automatically eligible for enrollment on the day following the Benefits Transition Date in Mastech Health and Welfare Plans corresponding to the iGATE Health and Welfare Plans in which the Mastech Employee, iGATE Transferee, and his or her covered dependents, if any, participated immediately before the Benefits Transition Date. The transfer of employment from iGATE or an iGATE Entity to Mastech or a Mastech Entity as of the Effective Time shall not be required to be treated as a “status change” with respect to any Mastech Employee or iGATE Transferee under the iGATE Health and Welfare Plans or the Mastech Health and Welfare Plans.

4.4 Workers’ Compensation Liabilities. Except as provided below, all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by iGATE Transferees or Mastech Employees that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Effective Time and while such individual was employed by iGATE or an iGATE Entity shall be retained by iGATE, provided that Mastech shall reimburse iGATE or the applicable iGATE Entity for any deductibles or co-payments paid in respect of such Liabilities, to the extent attributable to such Liabilities. Mastech and each Mastech Entity shall be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by a Mastech Employee or iGATE Transferee that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Effective Time. For purposes of this Agreement, an injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or, in the case of an occupational disease, at such time as the occupational disease is diagnosed by a qualified medical professional. iGATE, each iGATE Entity, Mastech and each Mastech Entity shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.5 Payroll Taxes and Reporting. iGATE and Mastech shall, to the extent practicable, (i) treat Mastech (or a Mastech Entity designated by Mastech) as a “successor employer” and iGATE (or the appropriate iGATE Entity) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Mastech Employees and iGATE Transferees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of the more than one IRS Form W-2 with respect to each Mastech Employee and iGATE Transferee for the Disposition Year. With respect to the exercise by a Mastech Employee or an iGATE Transferee of any vested iGATE Option after the Effective Time, iGATE shall be responsible for reporting such exercise to Mastech, and iGATE shall promptly transfer to Mastech cash equal to the amount of any taxes that must be withheld as a result of such exercise. Mastech shall be responsible for any compensation expenses and for withholding any taxes related to such exercise and shall be responsible for reporting any taxes payable by such person with respect to such exercise and for preparing the appropriate IRS Form W-2 or IRS Form 1099 related to such exercise. Without limiting in any manner the obligations and Liabilities of the parties under the Tax Sharing Agreement, iGATE, each iGATE Entity, Mastech and each Mastech Entity shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Effective Time, including compensation related to the exercise of Options or the vesting or exercise of other equity awards.

4.6 COBRA and HIPAA Compliance. iGATE shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the iGATE Health and Welfare Plans with respect to Mastech Employees and iGATE Transferees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the iGATE Health and Welfare Plans at any time on or before the Benefits Transition Date. Subject to the provisions of the Service Agreement, effective immediately after the Benefits Transition Date, Mastech shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Mastech Health and Welfare Plans with respect to Mastech Employees, iGATE Transferees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Mastech Health and Welfare Plans at any time after the Benefits Transition Date.

4.7 Vacation and Paid Time Off. As of the Effective Time, the applicable Mastech Entity shall credit each Mastech Employee and iGATE Transferee with the unused vacation days and personal and sickness days that such individual has accrued immediately prior to the Effective Time in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Effective Time.

4.8 Mastech LTD Employees. Mastech shall hire or cause a Mastech Entity to hire each Mastech LTD Employee if such individual is able to return to work within the time period prescribed under the applicable leave policy governing such employee at the time the disability commenced and shall indemnify each iGATE Entity against any Liability with respect to a failure by Mastech or a Mastech Entity to hire such employee. To the extent that a Mastech Employee in the United States is on short-term disability leave as of the Effective Time and subsequently becomes entitled to long-term disability benefits as a result of such disability (without having returned to work), such long-term disability benefits will be provided under the applicable iGATE Plan.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

5.1 iGATE Annual Bonus Plans. As of the Effective Time, Mastech shall assume all Liabilities with respect to the participation of each Mastech Employee and iGATE Transferee who is then participating in any cash-based annual bonus or incentive compensation plan of an iGATE Entity. The Compensation Committee of the Mastech Board of Directors (or its designee) shall have the discretion to make equitable adjustments to the performance metrics, goals and payments under such plans to reflect the Distribution and continued employment by Mastech.

5.2 Awards under the iGATE Equity-Based Plans or Otherwise. iGATE and Mastech shall use their commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding iGATE Option and share of iGATE Restricted Stock outstanding immediately prior to the Effective Time shall be adjusted or cancelled as set forth in this Section 5.2.

(a) iGATE Options.

(i) Grants and Incentive Stock Options Held By Mastech Employees and iGATE Transferees. Each vested iGATE Option issued under an iGATE Equity-Based Plan that is held by a Mastech Employee or an iGATE Transferee that is outstanding immediately prior to the Effective Time will continue to be held by such Mastech Employee or iGATE Transferee after the Effective Time; provided, however, that the terms of such iGATE Options shall be amended hereby such that the period during which such iGATE Options must be exercised shall expire on the first anniversary of the Effective Time and during such period continued service with Mastech Entity shall be considered as continued service for the purposes of such iGATE Options. Each vested iGATE Option issued under an iGATE Equity-Based Plan that is (1) held by an iGATE Employee or a Mastech Transferee that is outstanding immediately prior to the Effective Time will continue to be held by such iGATE Employee or Mastech Transferee after the Effective Time with no amendments or modifications thereto, except for any “intrinsic value” adjustments made to all other vested iGATE Options as a result of the Separation.

(ii) Each unvested iGATE Option issued under an iGATE Equity-Based Plan that is held by a Mastech Employee or an iGATE Transferee that is outstanding immediately prior to the Effective Time shall be substituted, as of the Effective Time, with a Mastech Option issued under the Mastech Equity-Based Plan that has an intrinsic value equal to the intrinsic value of the corresponding iGATE Option and that is subject to terms and conditions, including but not limited to, the same vesting schedule and expiration date, after the Separation that are substantially similar to the terms and conditions applicable to the corresponding iGATE Option immediately prior to the Separation. All iGATE Options that are substituted for Mastech Options shall be cancelled as of the Effective Time.

(b) Restricted Stock Units held by Mastech Employees and iGATE Transferees. Each iGATE Restricted Stock Unit that is outstanding and held by a Mastech Employee or an iGATE Transferee immediately prior to the Effective Time shall be cancelled and cease to exist as of the Effective Time.

(c) Taxes. All adjustments described in this Section 5.2 shall be done in a manner which complies with the requirements of Section 409A and Section 424 of the Code, to the extent applicable.

5.3 Individual Agreements. As of the Effective Time, Mastech shall, or shall cause a Mastech Entity to assume, and shall thereafter perform, each Individual Agreement with an iGATE Transferee.

5.4 Confidentiality and Proprietary Information. With respect to any information disclosed by one Party to another Party for the purpose of complying with the terms of this Agreement or otherwise accessible to such other Party during the performance hereunder, the Parties shall follow the provisions with respect to confidentiality and access to information set forth in Article VI of the Separation Agreement, which Article is incorporated herein by reference as if stated herein in its entirety.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. To the maximum extent permitted under applicable law, iGATE and Mastech shall share, iGATE shall cause each applicable iGATE Entity to share, and Mastech shall cause each applicable Mastech Entity to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the iGATE Plans and the Mastech Plans. iGATE and Mastech and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in the iGATE Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of iGATE as in effect as of the Effective Time, unless otherwise agreed to by iGATE and Mastech.

6.2 Non-Termination of Employment; Amendment of Plans. Except as expressly provided in this Agreement, no provision of this Agreement or the Separation Agreement shall be construed to create any right to continued employment, or create any right or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of iGATE, an iGATE Entity, Mastech, or a Mastech Entity under any iGATE Plan or Mastech Plan or otherwise. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Mastech or any Mastech Entity, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Mastech Plan, any benefit under any Mastech Plan or any trust, insurance policy or funding vehicle related to any Mastech Plan, and except as expressly provided in this Agreement, nothing in this Agreement shall preclude iGATE or any iGATE Entity, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any iGATE Plan, any benefit under any iGATE Plan or any trust, insurance policy or funding vehicle related to any iGATE Plan.

6.3 Audit Rights with Respect to Information Provided. Each of iGATE and Mastech, and their duly authorized representatives, shall have the right to conduct audits with respect to all information provided to it by the other party. The parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.3, which shall require reasonable advance notice by the auditing party. The auditing party shall have the right to make copies of any records at its expense, subject to applicable law. The parties agree that time will be of the essence in the conduct and completion of such audits.

6.4 Fiduciary Matters. iGATE and Mastech each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities caused by the failure to satisfy any such responsibility.

6.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or governmental entity) and such consent is withheld, iGATE and Mastech shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, iGATE and Mastech shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

6.6 Taxation. Mastech and iGATE shall cooperate to comply with applicable law governing tax reporting and withholding with respect to compensation paid pursuant to the plans and agreements referenced herein.

6.7 Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Entity or stock exchange.

ARTICLE VII

MISCELLANEOUS

7.1 Dispute Resolution. In the event of any dispute between the Parties, such disputing Parties shall first attempt to resolve such disputes by negotiating in fairness and good faith. If, after a reasonable period of time, the Parties have been unable to resolve such dispute, the Parties shall follow the dispute resolution procedures set forth in Article VII of the Separation Agreement, which Article is incorporated herein by reference as if stated herein in its entirety.

7.2 Notices. Any notice provided or permitted to be given to a Party under this Agreement must be in writing, and may be served by depositing same in the mail, addressed to the Person to be notified, postage prepaid, and registered or certified, with a return receipt requested. Notice given by registered or certified mail shall be deemed given and effective on the date of delivery as shown on the return receipt. Notice may be served in any other manner including telex, telecopy or telegram but shall be deemed given and effective as of the time of actual delivery thereof to the addressees. For purposes of the giving of notice, Recipients and Providers shall be notified at the addresses listed on the Schedules hereto, lessees and lessors shall be notified at the addresses of their respective leased premises and iGATE and Mastech shall be notified at the addresses listed below:

To iGATE:

iGATE Global Solutions Limited

158-162 & 165-170 EPIP Phase II Whitefield

Bangalore, India 560 066

Attn: Sujit Sircar

E-mail: sujit.sircar@igate.com

Facsimile: 41259090

To Mastech:

Mastech Holdings, Inc.

1000 Commerce Drive

Pittsburgh, PA 15275

Attn: Jack Cronin

E-mail: john.cronin@mastech.com

Facsimile: 412-494-9272

Any Party may change its respective address for notice by the giving of notice of such change in the manner provided above.

7.3 Entire Agreement; Amendment. Except for those matters provided for in the Separation Agreement or the other agreements contemplated therein, this Agreement sets forth the entire agreement of the Parties with respect to its subject matter. This Agreement shall not be modified or amended except by written instrument executed by each Party. The Schedules to this Agreement shall be deemed incorporated in this Agreement and shall form a part of it.

7.4 Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of, or estoppel against, asserting the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

7.5 Severability. If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter of this Agreement, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and equitable adjustment shall be made and necessary provisions added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of the execution of this Agreement and of any amendments to this Agreement.

7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws, of the Commonwealth of Pennsylvania.

7.7 Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of any courts of the Commonwealth of Pennsylvania or courts of the United States of America sitting in Allegheny County, Pennsylvania (the “Pennsylvania Courts”), and any appellate courts from any thereof. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 7.2 shall be effective service of process for any action, suit or proceeding in the Pennsylvania Courts with respect to any matters to which it has submitted to jurisdiction in this Section 7.7. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Pennsylvania Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7.8 Waiver of Jury Trial. SUBJECT TO SECTION 7.7, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

7.9 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that from and after the Effective Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Effective Time, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

7.10 Construction. The headings in this Agreement are not to be considered part of this Agreement and are inserted for convenience, identification and reference only and are not intended to interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement. Whenever the context requires, the gender of all words used in this Services Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and the plural.

7.11 Counterpart Execution. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

7.12 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Parties, their respective legal representatives, successors, and permitted assignees, and all Persons claiming by, through, or under right of any of the aforesaid Persons. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that no consent shall be required in the case of assignment by a iGATE Entity to a direct or indirect Subsidiary of iGATE or by a Mastech Entity to a direct or indirect Subsidiary of Mastech, and provided further that no such assignment shall relieve any Party of any of its obligations hereunder. Notwithstanding the foregoing, a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

7.13 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties to each other and are not intended and do not create rights in any other person, including any employee of the Mastech Business or iGATE, and no Person is intended to be or is a third party beneficiary of any of the provisions of this Agreement.

7.14 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

7.15 Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement may be amended, modified or terminated at any time prior to the Effective Time by and in the sole discretion of iGATE without the approval of Mastech or the stockholders of iGATE. In the event of a termination, no Party shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

7.16 No Circumvention. The Parties agree not to directly or indirectly take any actions or cause, allow or act in concert with any Person who takes an action (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Employee Matters Agreement as of the date first written above.

iGATE CORPORATION

By	/s/ Phaneesh Murthy
Name:	Phaneesh Murthy
Title:	President and Chief Executive Officer

MASTECH HOLDINGS, INC.

By	/s/ Steve Shangold
Name:	Steve Shangold
Title:	President and Chief Executive Officer

[Signature Page to Employee Matters Agreement]